Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS SECOND-QUARTER

FISCAL 2005 RESULTS

PARSIPPANY, NJ – November 30, 2004 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported financial results for the three and six month periods ended October 31, 2004.  Revenues in the second quarter were $7.4 million as compared to $7.5 million in the same period last year.  The Company reported a net loss of $10.7 million ($0.29 per diluted share) in the second quarter as compared to a net loss of $8.5 million ($0.23 per diluted share) in the prior year.  Jackson Hewitt typically generates a net loss in its first and second fiscal quarters due to the seasonal nature of its tax service business.

Revenues in the second quarter included $2.3 million of other financial product revenues, of which $1.7 million ($0.03 per diluted share) was related to the Company’s prior agreement with Santa Barbara Bank & Trust (“SBB&T”).  Total expenses increased by $1.8 million, or 8%, primarily due to higher costs associated with growth in the franchise segment, higher facility and labor costs associated with office growth in the company-owned office segment and higher costs associated with being an independent public company.

For the six months ended October 31, 2004, revenues were $16.2 million as compared to $13.3 million in the same period last year.  Net loss for the six months was $22.2 million ($0.59 per diluted share) as compared to a net loss of $20.9 million ($0.56 per diluted share) in the same period last year.

Revenues in the six month period included $4.6 million of other financial product revenues related to the Company’s prior agreement with SBB&T.  In addition, expenses included a $4.5 million pre-tax charge related to the issuance to employees of vested stock options and common stock in exchange for Cendant Corporation (the Company’s former parent) stock options and restricted stock units held by such employees prior to the initial public offering (“IPO”) in June 2004.

“Having closed on our second quarter, we and our franchisees remain focused on the drivers of the business in preparation for the coming tax season,” said Michael Lister, Chairman and Chief Executive Officer.  “We are looking forward to the start of our tax season in early January.”

Franchise Operations

Revenues in the second quarter were $6.8 million as compared to $6.9 million in the same period last year.  Growth during the prior tax season in the Gold Guarantee® product contributed to a $0.8 million increase in financial product fees.  The Company recognizes both the revenue for the Gold Guarantee product and the associated expense ratably over the product’s 36-month life.

Other financial product revenues in the second quarter included $1.7 million of revenues with respect to refund anticipation loans facilitated under our prior agreement with SBB&T as compared to $3.1 million in the same period last year.  Beginning with the 2005 tax-filing season, Jackson Hewitt will earn primarily a fixed fee for each refund anticipation loan that it facilitates through SBB&T.  Other revenues were $2.4 million in the second quarter, primarily related to the sale of 75 territories to franchisees.

Expenses in the second quarter increased primarily due to the growth in the Gold Guarantee product and higher labor costs to support the expansion needs of existing territories. Loss before income taxes in the second quarter increased slightly to $4.9 million from $4.6 million in the same period last year.

Revenues for the six month period ended October 31, 2004 were $15.1 million as compared to $12.0 million for the same period last year.  In the current six month period, the Company recognized other revenues of $4.7 million, primarily related to the sale of 140 territories.  Loss before income taxes decreased to $8.1 million from $9.9 million for the six month period.

Company-Owned Office Operations

Loss before income taxes increased by $1.0 million in the second quarter and by $1.4 million for the six month period ended October 31, 2004 as compared to respective prior periods, primarily due to higher off-season costs related to facility and labor costs associated with the increased number of company-owned offices.

Corporate and Other

Loss before income taxes increased by $2.2 million both in the second quarter and in the six month period ended October 31, 2004, primarily due to incremental costs associated with becoming an independent public company and interest expense resulting from the issuance of $175 million of senior notes in connection with the Company’s IPO.  The independent public company costs were $1.3 million for the second quarter and $2.2 million for the six month period driven by stock-based compensation, additional insurance costs and Board of Directors fees.  These costs are in-line with prior expectations of $5.3 million for the full year period.

2

Liquidity and Capital Resources

The Company maintains a $100 million revolving credit facility to provide liquidity.  During the first six months of this fiscal year, there was no usage under the revolving credit facility.

Conference Call

Michael Lister, Chairman and Chief Executive Officer, and Mark Heimbouch, Chief Financial Officer, will host a live webcast over the internet on Wednesday, December 1 at 11:00 a.m. Eastern Time to discuss the quarter’s results.  Please visit the investor relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX) is the second largest tax preparation service company in the United States, with over 4,900 franchised and company-owned offices in 49 states and the District of Columbia. Specializing in electronic filing (IRS e-file), the Company provides full service, individual federal and state income tax preparation and facilitates related financial products.  Most Jackson Hewitt offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information about the Company may be obtained by visiting the Company’s Web site at www.jacksonhewitt.com.

Contact:

Investor Relations:	Media Relations:

David Kraut	Sheila Cort
Senior Director,	Senior Director,
Treasury and Investor Relations	Communications
973-496-3401	973-496-2702

This press release may contain forward-looking statements within the meaning of the Federal securities laws. Statements preceded by, followed by or that otherwise include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, are generally forward-looking statements and not historical facts. These statements are based on management’s expectations and assumptions and are subject to a variety of

3

uncertainties, unknown risks and other factors concerning the Company’s operations and business environment that are difficult to predict and beyond the Company’s control.  Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements include: the Company’s ability to achieve the same level of growth in revenues and profits that it has sustained in the past; government initiatives that simplify tax preparation and affect regulation of refund anticipation loans; the success of the Company’s franchise operations; changes in the Company’s relationship with financial product providers; the seasonality of the Company’s business and its effect on the stock price; the Company’s compliance with its debt covenants; the Company’s reliance on electronic communications; changes in accounting policies or practices; the Company’s exposure to litigation; changes in relationships with retailers where the Company has offices; and the effect of market conditions within the tax return preparation industry and/or general economic conditions. More information about these and other risks that could impact the Company’s business can be found in the Company’s public filings with the Securities and Exchange Commission, which are available through the Company’s website at www.jacksonhewitt.com.

This release contains time-sensitive information that reflects management’s analysis, expectations and assumptions as of the date of this release.  The company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, arising after such statements were made.

4

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,		Six Months Ended October 31,
	2004	2003	2004	2003

Revenues
Franchise operations revenues:
Royalty	$389	$498	$989	$742
Marketing and advertising	180	237	455	353
Financial product fees	1,488	672	3,190	1,279
Other financial product revenues	2,344	3,122	5,840	5,378
Other	2,402	2,341	4,661	4,266
Service revenues from company-owned office operations	612	676	1,063	1,300
Total revenues	7,415	7,546	16,198	13,318

Expenses
Cost of franchise operations	6,444	5,719	13,298	11,848
Marketing and advertising	2,986	2,985	5,198	4,771
Cost of company-owned office operations	4,922	4,244	9,539	8,522
Selling, general and administrative (a)	6,207	5,923	16,687	16,993
Depreciation and amortization	2,958	2,850	5,797	5,954
Total expenses	23,517	21,721	50,519	48,088

Loss from operations	(16,102)	(14,175)	(34,321)	(34,770)
Other income/(expense):
Interest income	232	146	384	302
Interest expense (b)	(1,760)	(83)	(2,517)	(151)
Loss before income taxes	(17,630)	(14,112)	(36,454)	(34,619)
Benefit from income taxes	(6,906)	(5,607)	(14,284)	(13,754)

Net loss	$(10,724)	$(8,505)	$(22,170)	$(20,865)

Loss per share:
Basic and diluted	$(0.29)	$(0.23)	$(0.59)	$(0.56)

Weighted average shares outstanding:
Basic and diluted (in thousands)	37,621	37,500	37,584	37,500

Notes to the Consolidated Statements of Operations:

(a)                                  During the six months ended October 31, 2004, the Company incurred a stock-based compensation charge of $4.5 million related to the issuance to employees of vested stock options and common stock in exchange for Cendant Corporation stock options and restricted stock units that were held by such employees prior to the IPO.

During the six months ended October 31, 2003, the Company incurred a litigation settlement charge of $8.0 million which was partially offset by a $2.0 million reduction in bad debt reserves as a result of improved collection performance.

(b)                                 Interest expense increased during the three and six months ended October 31, 2004 primarily as a result of the issuance in June 2004 of $175.0 million of floating rate senior notes in connection with the IPO.

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of October 31, 2004	As of April 30, 2004
Assets
Current assets:
Cash and cash equivalents	$7,589	$5,266
Accounts receivable (net of allowance for doubtful accounts of $971 and $1,121, respectively)	2,239	31,315
Notes receivable, net	3,062	1,944
Prepaid expenses	4,996	4,810
Deferred income taxes	6,273	5,074
Total current assets	24,159	48,409

Property and equipment, net	34,689	37,347
Goodwill	392,343	392,368
Other intangible assets, net	88,650	89,902
Due from Cendant Corporation (a)	—	143,985
Notes receivable, net	2,569	1,985
Other non-current assets	14,745	11,946
Total assets	$557,155	$725,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$30,191	$31,653
Total current liabilities	30,191	31,653

Long-term debt (a)	175,000	—
Deferred income taxes	15,856	26,335
Other non-current liabilities	7,939	12,858
Total liabilities	228,986	70,846

Stockholders’ equity:
Common stock, par value $0.01
Authorized: 200,000,000 shares
Issued and outstanding: 37,615,725 and 37,500,000 shares, respectively	376	375
Additional paid-in capital (a)	346,325	475,844
Retained earnings/(Accumulated deficit) (a)	(18,532)	178,877
Total stockholders’ equity	328,169	655,096
Total liabilities and stockholders’ equity	$557,155	$725,942

Note to the Consolidated Balance Sheets:

(a)                                  In connection with the IPO in June 2004, the Company paid a special dividend to Cendant Corporation of $306.9 million.  The $175.0 million cash portion of the dividend was funded entirely from the net proceeds of a floating rate senior notes issuance and the remaining $131.9 million represents the cancellation of a receivable due from Cendant.

JACKSON HEWITT TAX SERVICE INC.

SELECT RESULTS OF REPORTABLE SEGMENTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended October 31,		Six Months Ended October 31,
	2004	2003	2004	2003

Revenues
Franchise operations revenues	$6,803	$6,870	$15,135	$12,018
Service revenues from Company-owned office operations	612	676	1,063	1,300
Total revenues	$7,415	$7,546	$16,198	$13,318

Loss before income taxes
Franchise operations	$(4,876)	$(4,558)	$(8,129)	$(9,894)
Company-owned office operations	(6,560)	(5,592)	(12,828)	(11,402)
Corporate and other:
Stock-based compensation charge related to IPO	—	—	(4,508)	—
Litigation settlement charge	—	—	—	(8,044)
Bad debt reserve adjustment	—	—	—	2,001
Interest expense	(1,760)	(83)	(2,517)	(151)
Other (a)	(4,434)	(3,879)	(8,472)	(7,129)
Total corporate and other	(6,194)	(3,962)	(15,497)	(13,323)
Total loss before income taxes	$(17,630)	$(14,112)	$(36,454)	$(34,619)

Note to the Select Results of Reportable Segments:

(a)                                  Represents unallocated corporate functions including legal, finance and strategic development.  Additionally, the three and six month periods ended October 31, 2004 include costs related to the Company functioning as an independent public company, such as additional insurance, Board of Director fees and stock-based compensation.

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED QUARTERLY STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended				Year Ended April
	July 31, 2003	October 31, 2003	January 31, 2004	April 30, 2004	30, 2004

Revenues
Franchise operations revenues:
Royalty	$244	$498	$16,546	$34,358	$51,646
Marketing and advertising	116	237	7,829	16,031	24,213
Financial product fees	607	672	10,345	18,760	30,384
Other financial product revenues	2,256	3,122	1,300	23,577	30,255
Other	1,925	2,341	3,811	4,450	12,527
Service revenues from company-owned office operations	624	676	19,695	35,595	56,590
Total revenues	5,772	7,546	59,526	132,771	205,615

Expenses
Cost of franchise operations	6,129	5,719	6,078	5,996	23,922
Marketing and advertising	1,786	2,985	13,563	11,130	29,464
Cost of company-owned office operations	4,278	4,244	12,463	20,654	41,639
Selling, general and administrative	11,070	5,923	5,667	5,839	28,499
Depreciation and amortization	3,104	2,850	2,987	2,970	11,911
Total expenses	26,367	21,721	40,758	46,589	135,435

Income (loss) from operations	(20,595)	(14,175)	18,768	86,182	70,180
Other income/(expense):
Interest income	156	146	247	108	657
Interest expense	(68)	(83)	(111)	(111)	(373)
Income (loss) before income taxes	(20,507)	(14,112)	18,904	86,179	70,464
Provision for (benefit from) income taxes	(8,147)	(5,607)	7,510	33,748	27,504
Net income (loss)	$(12,360)	$(8,505)	$11,394	$52,431	$42,960

Earnings (loss) per share:
Basic and diluted	$(0.33)	$(0.23)	$0.30	$1.40	$1.15

Weighted average shares outstanding:
Basic and diluted (in thousands)	37,500	37,500	37,500	37,500	37,500

#                   #                   #